Exhibit 10.1

NOTICE OF EXTENSION OF TERM OF EMPLOYMENT AGREEMENT

To:	David E. Hooston
From:	Frank J. Mercardante, as authorized by PLSB Board at its meeting held on October 26, 2006

Date:	October 30, 2006

This is to notify you that on behalf of Placer Sierra Bancshares (the “Company”), as authorized by the Company’s Board of Directors at its meeting held on October 26, 2006, the Company has exercised its right to extend the term of your employment through December 31, 2009, pursuant to paragraph 1 of the Employment Agreement between you and Company, dated January 1, 2003.

“COMPANY”
PLACER SIERRA BANCSHARES

By:	/s/ Frank J. Mercardante
Frank J. Mercardante
Chief Executive Officer